Joe Binz appointed to Paycom’s Board of Directors

OKLAHOMA CITY (Dec. 12, 2024) – Paycom Software, Inc. (NYSE: PAYC) (“Paycom”), a leading provider of comprehensive, cloud-based human capital management software, today announced the appointment of Joe Binz to Paycom’s board of directors, effective Dec. 10, 2024.

Binz currently serves as chief financial officer at Atlassian, where he is responsible for its global finance organization and oversees the company’s accounting, finance, internal audit, investor relations, tax, treasury and procurement teams. He has more than 30 years of financial leadership experience in the technology industry.

Prior to joining Atlassian, Binz held management roles at Microsoft, where he led the company’s finance functions and guided its business transformation to the cloud. Binz also spent eight years at Intel Corporation, where he held a variety of finance roles supporting manufacturing operations, product groups and Intel Capital.

“Joe is a seasoned professional who brings experience in the high-growth tech sector. His expertise will help us continue providing the best possible value for our clients and stockholders,” said Paycom founder, CEO and chairman Chad Richison.

Binz holds a Bachelor of Science degree in finance from the University of Illinois Urbana-Champaign and a Master of Business Administration degree from the University of Michigan’s Ross School of Business.

“I’m honored to be a part of the Paycom team, which is known for its innovative, cloud-based approach in helping customers manage and transform the complete employee life cycle,” said Binz. “I’m looking forward to contributing my experience in the technology industry to help drive the next phase of Paycom’s growth and success.”

About Paycom

For over 25 years, Paycom Software, Inc. (NYSE: PAYC) has simplified businesses and the lives of their employees through easy-to-use HR and payroll technology to empower transparency through direct access to their data. From onboarding and benefits enrollment to talent management and more, Paycom’s employee-first technology leverages full-solution automation to streamline processes, drive efficiencies and give employees power over their own HR information, all in a single app. Paycom’s single database combines all HR and payroll data in one place, providing a seamless and accurate experience without the errors and inefficiencies associated with integrating multiple systems. Recognized nationally for its technology and workplace culture, Paycom serves businesses of all sizes in the U.S. and internationally.

Investor Relations:
James Samford
investors@paycom.com

Paycom Software, Inc.